Exhibit 10(p)(3)

AMENDMENT THREE TO MARKETING AGREEMENT

THIS AMENDMENT TO THE MARKETING AGREEMENT, effective January 1, 2007, by and between American National Insurance Company (“American National”), an insurance company organized under the laws of the state of Texas, and Legacy Marketing Group (“LMG”), a California corporation.

WHEREAS, American National and LMG entered into a Marketing Agreement, dated November 15, 2002, as amended, (“Agreement”), wherein LMG agreed to provide specified services relating to the marketing of certain insurance policies issued by American National;

WHEREAS, American National and LMG agree it can be in their mutual interest for Wholesalers of LMG to sell American National products directly for American National and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Appendix A to Amendment Two to Marketing Agreement, that contains the list of * and * Wholesalers (LMG Wholesalers) is hereby revised in its entirely and the attached Appendix A is replaced in its stead.  Appendix A will be updated when mutually agreed to American National and LMG.

2.

Appendix B to Amendment Two to Marketing Agreement, that details the LMG Bonus Schedule, shall exclude the following types of American National annuity products when calculating the bonus:

a)

Single Premium Immediate Annuity (SPIA) {However, single or flexible premium deferred annuities are not excluded from the bonus calculation.}

b)

Multi Year Guarantee Annuity

c)

Sales involving the administration or funding of Pension Plans for the small business market (plans offered to employer groups: are 401(k) Plans, Defined Benefit Plans, including 412(i) Plans, and Comparability Profit Sharing Plans) sold through American National.  This does not include individual sales where the owner of an individual annuity may be a pension plan and American National is not involved in the administration of such Pension Plan.

3.

Notwithstanding the fact that the types of products described above in Section 2 are excluded for purposes of calculating the bonus, the sales associated with implementing 412(i) products above in Section 2 are specifically included if they are from the production of LMG’s NMD downline hierarchy and

*Confidential information omitted and filed separately with the SEC.

specifically included for purposes of calculating the bonus set forth in Appendix B of Amendment Two.

Except as specifically amended hereby, all terms and provisions of the Marketing Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties hereto have executed this Third Amendment to Marketing Agreement.

Legacy Marketing Group

American National Insurance Company

By: /s/ R. Preston Pitts

By: /s/ David Behrens

Printed Name: R. Preston Pitts, President

Printed Name: David Behrens

Title: President

Title: Executive Vice President, Independent Marketing Group

Date: February 1, 2007

Date: February 1, 2007

*Confidential information omitted and filed separately with the SEC.